As filed with the Securities and Exchange Commission on August 17, 2000
                                                               File No. 811-XXXX


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION

                         FILED PURSUANT TO SECTION 8(a)

                      OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

                           Eaton Vance Variable Trust

Address of Principal Business Office (No. & Street, City, State, ZIP Code):

                            The Eaton Vance Building
                                255 State Street
                           Boston, Massachusetts 02109

Telelphone Number (including area code)

                                 (617) 482-8260

Name and address of agent for service of process:

                                 Alan R. Dynner
                            The Eaton Vance Building
                                255 State Street
                           Boston, Massachusetts 02109

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        Yes [X]                 No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 17th day of August, 2000.

                                EATON VANCE VARIABLE TRUST



                                By:     /s/ James B. Hawkes
                                        ------------------------------
                                        James B. Hawkes, President


Attest: /s/ Alan R. Dynner
        -------------------------------
        Alan R. Dynner, Secretary